Exhibit 3.1

EXECUTION COPY

FIRST AMENDMENT TO

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

CYPRESS ENERGY PARTNERS, L.P.

THIS FIRST AMENDMENT TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CYPRESS ENERGY PARTNERS, L.P. dated as of May 29, 2018 (this “Amendment”), is entered into by Cypress Energy Partners GP, LLC (the “General Partner”), a Delaware limited liability company and the general partner of Cypress Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), pursuant to the authority granted to the General Partner in Section 13.1 of the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 21, 2014 (as amended from time to time, the “Partnership Agreement”). Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

RECITALS

WHEREAS, Section 5.5(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners;

WHEREAS, Section 5.5(b) of the Partnership Agreement provides that each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest; (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest;

WHEREAS, Section 5.5(c) of the Partnership Agreement provides that the General Partner shall (i) take all actions that it determines to be necessary or appropriate in connection with each issuance of Partnership Interests pursuant to Section 5.5 of the Partnership Agreement, and (ii) determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued and do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests pursuant to the terms of the Partnership Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading;

WHEREAS, the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement pursuant to (i) Section 13.1(d)(i) of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect, and (ii) Section 13.1(g) of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.5 of the Partnership Agreement;

WHEREAS, the Partnership is offering to Stephenson Equity, Co. No. 3, a Texas general partnership (“Series A Purchaser”), Series A Preferred Units, a new class of Partnership Interests, as described in this Amendment;

WHEREAS, the Conflicts Committee of the Board of Directors, unanimously, in good faith, (a) approved the creation, offering and issuance of the Series A Preferred Units having the rights, preferences and privileges set forth in this Amendment and (b) recommended to the Board of Directors that the Board of Directors approve the creation, offering and issuance of the Series A Preferred Units having the rights, preferences and privileges set forth in this Amendment;

WHEREAS, the Board of Directors, unanimously, in good faith, approved the creation, offering and issuance of the Series A Preferred Units having the rights, preferences and privileges set forth in this Amendment, and the General Partner has determined that the creation of a new class of Partnership Interests to be designated as “Series A Preferred Units” provided for in this Amendment is in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units; and

WHEREAS, the General Partner has, pursuant to its authority under Sections 13.1(d)(i) and 13.1(g), made the determinations required thereby and accordingly is adopting this Amendment.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the General Partner does hereby amend the Partnership Agreement as follows:

A. Amendment. The Partnership Agreement is hereby amended as follows:

1. Section 1.1 of the Partnership Agreement is hereby amended to add, or amend and restate, the following definitions in the appropriate alphabetical order:

“Common Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Series A Preferred Unit or a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Competitor” means a Person that (i) (a) is an operating company or an Affiliate of an operating company (and not a financial institution, private equity fund or infrastructure fund) and (b) such operating company or Affiliate of an operating company is engaged in the business of providing pipeline inspection and integrity services or saltwater disposal or other similar environmental services, or (ii) is a “publicly traded partnership” within the meaning of Section 7704(b) of the Code or the general partner thereof.

“Distribution Rate” means 9.5% per annum.

“Limited Partner Interest” means an equity interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Series A Preferred Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof (but excluding Derivative Partnership Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of any Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except pursuant to Section 5.10 or as may otherwise be required by law.

“Offering Notice” has the meaning assigned to such term in Section 4.11(d).

“Partnership Agreement” has the meaning set forth in the introductory paragraph of this Amendment.

“Partnership Representative” has the meaning given such term in Section 9.3.

“Percentage Interest” means, as of any date of determination, as to any Unitholder with respect to Units, the quotient obtained by dividing (i) the number of Units held by such Unitholder by (ii) the total number of Outstanding Units. The Percentage Interest with respect to (x) an Incentive Distribution Right, (y) the General Partner Interest and (z) a Series A Preferred Unit shall at all times be zero.

“Permitted Holders” means those Persons directly or indirectly holding the voting interests of the General Partner as of the Series A Initial Closing Date.

“Privately Placed Units” means any Common Units issued for cash or property other than pursuant to a public offering.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, (c) when used with respect to holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder, (d) when used with respect to Holders who have requested to include Registrable Securities in a Registration Statement pursuant to Section 7.12(a) or 7.12(b), apportioned among all such Holders in accordance with the relative number of Registrable Securities held by each such holder and included in the Notice relating to such request, and (e) when used with respect to Series A Preferred Units, means apportioned among such Units based on the number of Outstanding Series A Preferred Units or, if used with respect to Series A Preferred Units being redeemed or converted, apportioned among such Units based on the number of such Units being redeemed or converted.

“Proposed Transaction” has the meaning assigned to such term in Section 4.11(d).

“Remaining Net Positive Adjustments” means, as of the end of any taxable period, (a) with respect to the Unitholders holding Common Units, Subordinated Units or Series A Preferred Units, the excess of (i) the Net Positive Adjustments of the Unitholders holding Common Units, Subordinated Units or Series A Preferred Units as of the end of such period over (ii) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period and (b) with respect to the holders of Incentive Distribution Rights, the excess of (i) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (ii) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“ROFR Interest” has the meaning assigned to such term in Section 4.11(d).

“ROFR Notice Period” has the meaning assigned to such term in Section 4.11(d).

“ROFR Offer Notice” has the meaning assigned to such term in Section 4.11(d).

“Series A Accrued Amount” means, with respect to a Series A Preferred Unit as of any date of determination, an amount equal to (a) the Series A Issue Price of such Series A Preferred Unit plus (b) all Series A Unpaid Distributions on such Series A Preferred Unit as of such date. Notwithstanding anything to the contrary in the Partnership Agreement, solely for purposes of determining the voting rights of the Series A Preferred Units pursuant to Section 5.11(c)(i), Series A Accrued Amount shall not include any Series A Unpaid Distributions.

“Series A Applicable Closing Date” means, as applicable, the Series A Initial Closing Date or the Series A Option Closing Date.

“Series A Cash Change of Control” means a Series A Change of Control that involves the payment of consideration (more than 90% of which consideration is in the form of cash) directly to the holders of Common Units.

“Series A Change of Control” means the occurrence of any of the following:

(1) the Permitted Holders cease to beneficially own, directly or indirectly, at least 50% of the outstanding voting securities of the General Partner (as measured by voting power rather than number of units);

(2) any direct or indirect sale, lease, transfer, conveyance or other disposition (including by way of merger, consolidation or business combination), in one or more series of related transactions, of all or substantially all of the assets of the Partnership and its Subsidiaries, taken as a whole;

(3) any transaction or series of related transactions (including, without limitation, any merger, consolidation or business combination) the result of which is the Common Units are no longer listed or admitted to trading on the NYSE or another National Securities Exchange; or

(4) the General Partner is removed by the Limited Partners in accordance with the terms of the Partnership Agreement.

“Series A COC Conversion Premium” means, with respect to each Series A Preferred Unit and the consummation of any Series A Change of Control or Series A Cash Change of Control, as applicable, that occurs (a) on or prior to the first anniversary of the Series A Applicable Closing Date, 110%, (b) after the first anniversary of the Series A Applicable Closing Date but on or prior to the second anniversary of the Series A Applicable Closing Date, 105%, (c) after the second anniversary of the Series A Applicable Closing Date but on or prior to the third anniversary of the Series A Applicable Closing Date, 103%, or (d) after the third anniversary of the Series A Applicable Closing Date, 100%.

“Series A COC Conversion Rate” means the number of Common Units issuable upon the conversion of each Series A Preferred Unit pursuant to Section 5.11(f)(i), which shall be equal to the greater of:

(1) the applicable Series A Conversion Rate as of the date of such conversion (regardless of whether the Series A Preferred Units are then otherwise convertible); or

(2) the quotient of (A) the sum of (I) the Series A Issue Price of such Series A Preferred Unit multiplied by the applicable Series A COC Conversion Premium plus (II) any Series A Unpaid Distributions on such Series A Preferred Unit as of the date of conversion, divided by (B) the VWAP for the 20 consecutive Trading Days ending immediately prior to the date of execution of definitive documentation relating to such Series A Change of Control.

“Series A Conversion Date” has the meaning assigned to such term in Section 5.11(e)(iv).

“Series A Conversion Notice” has the meaning assigned to such term in Section 5.11(e)(iii)(A).

“Series A Conversion Notice Date” has the meaning assigned to such term in Section 5.11(e)(iii)(A).

“Series A Conversion Rate” means the number of Common Units issuable upon the conversion of each Series A Preferred Unit, which shall be equal to (a) the Series A Accrued Amount with respect to such Series A Preferred Unit plus any Series A Partial Period Distributions on such Series A Preferred Unit divided by (b) the Series A Issue Price of such Series A Preferred Unit, as may be adjusted as set forth in Section 5.11(e)(v).

“Series A Conversion Unit” means a Common Unit issued upon conversion of a Series A Preferred Unit pursuant to Section 5.11(e). Immediately upon such issuance, each Series A Conversion Unit shall be considered a Common Unit for all purposes hereunder.

“Series A Converting Unitholder” means, a Series A Preferred Unitholder (a) who has delivered a Series A Conversion Notice to the Partnership in accordance with Section 5.11(e)(iii)(A) or (b) to whom the Partnership has delivered a Series A Mandatory Conversion Notice in accordance with Section 5.11(e)(iii)(B).

“Series A Distribution Amount” means, with respect to any Quarter ending on or after September 30, 2018, an amount per Series A Preferred Unit equal to the Series A Issue Price of such Series A Preferred Unit multiplied by the Distribution Rate per annum (calculated on the basis of a 360-day year with 12 months, each of which is 30 days) for such Quarter; provided, however, for purposes of determining the Series A Distribution Amount for the Quarter ending September 30, 2018, such Quarter shall be deemed to commence on the Series A Initial Closing Date and end on, and include, September 30, 2018 but calculated on the basis of a 360-day year as set forth above.

“Series A Distribution Payment Date” has the meaning assigned to such term in Section 5.11(b)(i).

“Series A Initial Closing Date” means the “Initial Closing Date” as defined in the Series A Preferred Unit Purchase Agreement.

“Series A Issue Price” means the dollar value per Series A Preferred Unit at which such Series A Preferred Unit is issued pursuant to the Series A Preferred Unit Purchase Agreement.

“Series A Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions in respect of such Partnership Interests upon the liquidation, dissolution and winding up of the Partnership, ranks junior to the Series A Preferred Units, and shall include Common Units and Subordinated Units, but shall not include any Series A Parity Securities or Series A Senior Securities.

“Series A Liquidation Amount” means an amount per Series A Preferred Unit equal to the greater of (a) the Series A Issue Price of such Series A Preferred Unit plus any Series A Unpaid Distribution owed on each Series A Preferred Unit, and (b) the amount such Series A Preferred Units would be entitled to if converted pursuant to Section 5.11(e)(i) (whether or not the Series A Preferred Units are then so convertible pursuant to such Section 5.11(e)(i)).

“Series A Mandatory Conversion Notice” has the meaning assigned to such term in Section 5.11(e)(iii)(B).

“Series A Mandatory Conversion Notice Date” has the meaning assigned to such term in Section 5.11(e)(iii)(B).

“Series A Option Closing Date” means, if applicable, the “Option Closing Date” as defined in the Series A Preferred Unit Purchase Agreement.

“Series A Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions in respect of such Partnership Interests upon the liquidation, dissolution and winding up of the Partnership, ranks pari passu with (but not senior to) the Series A Preferred Units.

“Series A Partial Period Distribution” means, with respect to a conversion or redemption of a Series A Preferred Unit, an amount equal to the Series A Distribution Amount multiplied by a fraction, the numerator of which is the number of days elapsed in the Quarter in which such conversion or redemption occurs and the denominator of which is 90.

“Series A PIK Distribution Period” has the meaning assigned to such term in Section 5.11(b)(i).

“Series A PIK Payment Date” has the meaning assigned to such term in Section 5.11(b)(v).

“Series A PIK Units” has the meaning assigned to such term in Section 5.11(b)(i).

“Series A Preferred Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to a Series A Preferred Unit, including Series A PIK Units.

“Series A Preferred Unitholder” means a Record Holder of Series A Preferred Units.

“Series A Preferred Unit Purchase Agreement” means the Series A Preferred Unit Purchase Agreement, dated as of May 29, 2018, between the Partnership and the Series A Purchaser.

“Series A Purchaser” has the meaning assigned to such term in the Recitals to this Agreement.

“Series A Quarterly Distribution” has the meaning assigned to such term in Section 5.11(b)(i).

“Series A Redemption Date” has the meaning assigned to such term in Section 5.11(g)(iii).

“Series A Redemption Notice” has the meaning assigned to such term in Section 5.11(g)(i).

“Series A Redemption Price” means, with respect to each Series A Preferred Unit, (A) at any time after the third anniversary of the Series A Applicable Closing Date and on or prior to the fourth anniversary of the Series A Applicable Closing Date, a redemption price equal to 105% of the Series A Issue Price of such Series A Preferred Unit plus the Series A Unpaid Distributions with respect thereto plus any Series A Partial Period Distributions with respect thereto, payable wholly in cash, and (B) at any time after the fourth anniversary of the Series A Applicable Closing Date, a redemption price equal to 101% of the Series A Issue Price of such Series A Preferred Unit plus the Series A Unpaid Distributions with respect thereto plus any Series A Partial Period Distributions with respect thereto, payable wholly in cash.

“Series A Required Voting Percentage” means at least 66 2/3% of the Outstanding Series A Preferred Units, voting separately as a single class.

“Series A Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions in respect of such Partnership Interests upon the liquidation, dissolution and winding up of the Partnership, ranks senior to the Series A Preferred Units.

“Series A Substantially Equivalent Unit” has the meaning assigned to such term in Section 5.11(f)(ii)(B).

“Series A Unpaid Distributions” has the meaning assigned to such term in Section 5.11(b)(ii).

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (a) with respect to the Unitholders holding Common Units, Subordinated Units or Series A Preferred Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustments as of that time and (b) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustments as of that time.

“Third Party Purchaser” has the meaning assigned to such term in Section 4.11(d).

“Unit” means a Partnership Interest that is designated by the General Partner as a “Unit” and shall include Common Units, Series A Preferred Units and Subordinated Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

“Unit Majority” means (i) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units and the Outstanding Series A Preferred Units voting on an “as if” converted basis, voting together as a class.

“VWAP” per Common Unit on any Trading Day means the volume-weighted average trading price of the Common Units on the National Securities Exchange on which the Common Units are listed or admitted to trading on such Trading Day for the VWAP calculation period.

2. Article IV is hereby amended to add a new Section 4.11 implementing certain transfer restrictions on the Series A Preferred Units:

Section 4.11 Restrictions on Transfers of Series A Preferred Units.

(a) Notwithstanding any other provision of this Section 4.11 (other than the restriction on transfers to a Person that is not a U.S. resident individual or an entity that is not treated as a U.S. corporation or partnership set forth in Section 4.11(b)(4)), and subject to Section 4.8, each Series A Preferred Unitholder shall be permitted to transfer any Series A Preferred Units owned by such Series A Preferred Unitholder to any of its respective Affiliates or to any other Series A Preferred Unitholder. For the avoidance of doubt, the restrictions set forth in this Section 4.11 are in addition to other restrictions on transfer as set forth in the Partnership Agreement.

(b) Without the prior written consent of the General Partner, with respect to each Series A Preferred Unit, except as specifically provided in the Partnership Agreement, each Series A Preferred Unitholder shall not: (1) prior to the first anniversary of the Series A Initial Closing Date, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, such Series A Preferred Unit; (2) prior to the second anniversary of the Series A Initial Closing Date, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to such Series A Preferred Unit or any related Series A Conversion Unit; (3) transfer such Series A Preferred Unit to any Competitor, (4) transfer such Series A Preferred Unit to any non-U.S. resident individual, non-U.S. corporation or partnership, or any other non-U.S. entity, including any foreign governmental entity, including by means of any swap or other transaction or arrangement that transfers, or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part of, any of the economic consequences of ownership of such Series A Preferred Unit, regardless of whether any transaction described in clauses (1) through (4) above is to be settled by delivery of Series A Preferred Units, Common Units, Subordinated Units or other securities, in cash or otherwise (provided, however, that the foregoing clause (4) shall not apply if, prior to any such transfer or arrangement, such individual, corporation, partnership or other entity establishes, to the satisfaction of the Partnership, that it is entitled to a complete exemption from tax withholding, including under Code Sections 1441, 1442, 1445 and 1471 through 1474, and the Treasury regulations thereunder); or (5) effect any transfer of such Series A Preferred Unit or related Series A Conversion Unit in a manner that violates the terms of the Partnership Agreement. For the avoidance of doubt, in no way shall this Section 4.11(b) be construed to prohibit changes in the composition of any Series A Preferred Unitholder or its partners or members so long as such changes in composition only relate to changes in direct or indirect ownership of such Series A Preferred Unitholder or its partners or members.

(c) With respect to each Series A Preferred Unit, subject to Section 4.8, Section 4.11(d) and compliance with any applicable securities laws or other provisions of the Partnership Agreement, at any time after the first anniversary of the Series A Applicable Closing Date, the Series A Preferred Unitholders may freely transfer such Series A Preferred Unit, provided, however, that each such transfer involves an aggregate number of Series A Preferred Units with an underlying value of Common Units equal to or greater than $10 million (taking into account and including any concurrent transfers by any Affiliates of such Series A Preferred Unitholder) based on the Closing Price of Common Units on the Trading Day immediately preceding the date of such transfer (or a lesser underlying value if such transfer (1) will result in the transfer of all of the Series A Preferred Units held by such holder and its Affiliates or (2) has been approved by the General Partner, in its sole discretion); provided, however, that this Section 4.11(c) shall not eliminate, modify or reduce the obligations set forth in clause (4) of Section 4.11(b) above.

(d) At any time prior to the transfer or sale of any Series A Preferred Units by a Series A Preferred Unitholder to a Person or Group other than an Affiliate of such Series A Preferred Unitholder or another Series A Preferred Unitholder (a “Proposed Transaction”), such selling Series A Preferred Unitholder shall first provide written notice (the “Offering Notice”) to the Partnership of its intention to enter into a Proposed Transaction. The Partnership shall then have a right of first refusal with respect all, but not less than all, of such Series A Preferred Units (the “ROFR Interest”). The Offering Notice shall include all material terms, conditions and other details relating to the Proposed Transaction, including the identity of the Person or Group to which the selling Series A Preferred Unitholder desires to transfer the Series A Preferred Units (the “Third Party Purchaser”). The Partnership shall have 30 calendar days following receipt of the Offering Notice (the “ROFR Notice Period”) to elect to purchase all, but not less than all, of such Series A Preferred Units by delivering a written notice (the “ROFR Offer Notice”) to the offering Series A Preferred Unitholder stating that it offers to purchase such ROFR Interest on substantially similar terms as specified in the Offering Notice. In such event, each of the Series A Preferred Unitholder and the Partnership shall take all actions as may be reasonably necessary to consummate the sale contemplated above, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate. If an ROFR Offer Notice is not delivered by the Partnership to such Series A Preferred Unitholder within the ROFR Notice Period, then the Series A Preferred Unitholder shall be free, during the 60-calendar-day period immediately following the expiration of the ROFR Notice Period, to consummate the Proposed Transaction with the Third Party Purchaser on terms and conditions no more favorable to the Third Party Purchaser than those set forth in the Offering Notice. If the Series A Preferred Unitholder does not consummate the Proposed Transaction with the Third Party Purchaser within such 60-calendar-day period, then the rights provided hereunder shall be deemed to be revived and the ROFR Interest shall not be transferred unless the Series A Preferred Unitholder sends a new Offering Notice in accordance with, and otherwise complies with, this Section 4.11(d).

(e) In addition to any other restrictions on transfer set forth in this Agreement, the transfer of a Series A Preferred Unit or a Series A Conversion Unit shall be subject to the restrictions imposed by Section 4.8, this Section 4.11 and Section 6.10(a), respectively.

3. Section 5.4(a) is hereby amended and restated as follows:

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The initial Capital Account balance attributable to the Common Units and Subordinated Units issued to, or received by, the Organizational Limited Partner, Cypress Energy Partners – TIR, LLC, Cynthia Field, Charles C. Stephenson, Jr., G. Les Austin and Richard Carson pursuant to Section 5.2(a), and to the Organizational Limited Partner pursuant to Section 5.2(d), shall equal the respective Net Agreed Value of the

Capital Contributions specified in Section 5.2(a), which shall be deemed to equal the product of the number of Common Units and Subordinated Units issued to the Organizational Limited Partner pursuant to Section 5.2(a) and the Initial Unit Price for each such Common Unit and Subordinated Unit (and the initial Capital Account balance attributable to each such Common Unit and Subordinated Unit shall equal its Initial Unit Price). The initial Capital Account balance attributable to the Common Units issued to the IPO Underwriters pursuant to Section 5.2(b) shall equal the product of the number of Common Units so issued to the IPO Underwriters and the Initial Unit Price for each Common Unit (and the initial Capital Account balance attributable to each such Common Unit shall equal its Initial Unit Price). The initial Capital Account attributable to the General Partner Interest and the Incentive Distribution Rights shall be zero. Thereafter, the Capital Account shall in respect of each such Partnership Interest be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property (other than Series A PIK Units) made to the Partner with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. For the avoidance of doubt, each Series A Preferred Unit will be treated as a Partnership Interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Series A Preferred Unit will be treated as a Partner in the Partnership. The initial Capital Account balance in respect of each Series A Preferred Unit shall be as set forth in Section 5.11(h).

4. Section 5.4(d)(i) is hereby amended and restated as follows:

(d) (i) In accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services, the issuance of IDR Reset Common Units pursuant to Section 5.10, the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), or the conversion of Series A Preferred Units to Common Units pursuant to Section 5.11(e), the Capital Account of each Partner and the Carrying Value of each Partnership property immediately prior to such issuance or immediately after such conversion, as appropriate, shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option (which, for purposes hereof, shall include any conversion of Series A Preferred Units to Common Units pursuant to Section 5.11(e)) where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided, further, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. If, upon the occurrence of a Revaluation Event described in this Section 5.4(d), a Noncompensatory Option of the Partnership is outstanding, the Partnership shall adjust the Carrying Value of each Partnership property in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option (which, for purposes hereof, shall include any conversion of Series A Preferred Units to Common Units pursuant to Section 5.11(e)), immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). If, after making the allocation of Unrealized Gain and Unrealized Loss as set forth in this Section 5.4(d)(i), the Capital Account of each Partner with respect to each Series A Conversion Unit received upon such conversion of the Series A Preferred Unit is less than the Per Unit Capital Amount for a then Outstanding Initial Common Unit, then, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), Capital Account balances shall be reallocated between the Partners holding Common Units (other than Series A Conversion Units) and Partners holding Series A Conversion Units so as to cause the Capital Account of each Partner holding a Series A Conversion Unit to equal, on a per Unit basis with respect to each such Series A Conversion Unit, the Per Unit Capital Amount of a then Outstanding Initial Common Unit. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time, and the amount of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

5. Section 5.5(a) is hereby amended and restated as follows:

(a) Subject to any approvals required by holders of Series A Preferred Units pursuant to Section 5.11(c), the Partnership may issue additional Partnership Interests and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

6. Article V is hereby amended by adding a new Section 5.11 creating a new series of Units as follows:

Section 5.11 Establishment of Series A Preferred Units.

(a) General. The General Partner hereby designates and creates a series of Units to be designated as “Series A Preferred Units,” having the terms and conditions set forth herein.

(b) Distributions.

(i) Commencing with the Quarter ending September 30, 2018 and continuing through the applicable Series A Conversion Date, subject to Section 5.11(b)(iv) below, each Series A Preferred Unitholder as of the applicable Record Date for each Quarter shall be entitled to receive, in respect of each Series A Preferred Unit held, cumulative distributions in arrears in respect of such Quarter equal to the sum of (1) the Series A Distribution Amount for such Quarter and (2) any Series A Unpaid Distributions with respect to such Series A Preferred Unit (collectively, the “Series A Quarterly Distribution”). With respect to each Series A Preferred Unit and any Quarter (or portion thereof for which a Series A Quarterly Distribution is due) ending on or prior to the third anniversary of the end of the Quarter in which the Series A Applicable Closing Date occurs, (the “Series A PIK Distribution Period”), such Series A Quarterly Distribution shall be paid, as determined by the General Partner, in cash, in-kind in the form of additional Series A Preferred Units (“Series A PIK Units”) or in a combination thereof; provided, however, that a minimum of 2.5% shall be paid in cash unless the Series A Preferred Unitholder otherwise agrees. For any Quarter ending after the Series A PIK Distribution Period, all Series A Quarterly Distributions shall be paid in cash. If, for any Quarter during the Series A PIK Distribution Period, the General Partner elects to pay all or any portion of a Series A Quarterly Distribution in Series A PIK Units, the number of Series A PIK Units to be issued in connection with such Series A Quarterly Distribution shall equal the quotient of (x) the applicable Series A Distribution Amount (or portion thereof to be paid in Series A PIK Units) divided by (y) the applicable Series A Issue Price; provided, however, that fractional Series A PIK Units shall not be issued to any Person (each fractional Series A PIK Unit shall be rounded to the nearest whole Series A PIK Unit (and a 0.5 Series A PIK Unit shall be rounded to the next higher Series A PIK Unit)). Each Series A Quarterly Distribution shall be paid as declared by the Board of Directors quarterly, but no later than the earlier of (i) 60 days after the end of the applicable Quarter and (ii) the payment date of distributions, if any, on any Series A Parity Securities and Series A Junior Securities (each such payment date, a “Series A Distribution Payment Date”). If the General Partner establishes an earlier Record Date for any distribution to be made by the Partnership on other Partnership Interests (other than the Series A Preferred Units) in respect of any Quarter, then the Record Date established pursuant to this Section 5.11(b)(i) for a Series A Quarterly Distribution in respect of such Quarter shall be such earlier Record Date. Unless otherwise expressly provided, references in this Section 5.11 to the Series A Preferred Units shall include all Series A PIK Units Outstanding as of any date of such determination. For the avoidance of doubt, the Series A Preferred Units shall not be entitled to any distributions made pursuant to Sections 6.4 or 6.5.

(ii) If the Partnership fails to pay in full when due the Series A Distribution Amount of any Series A Quarterly Distribution in respect of any Quarter, in accordance with this Section 5.11, then from and after the first date of such failure and continuing until such failure is cured by payment in full of all such arrearages, (x) the amount of such unpaid distributions (on a per Series A Preferred Unit bases, “Series A Unpaid Distributions”) unless and until paid will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which the first such payment is due until all such Series A Unpaid Distributions are paid in full, and (y) the Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Series A Junior Securities or Series A Parity Securities (including, for the avoidance of doubt, with respect to the Quarter in respect of which the Partnership first failed to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution when due); provided, however, that distributions may be declared and paid on the Series A Preferred Units and any Series A Parity Securities so long as such distributions are declared and paid Pro Rata so that amounts of distributions declared per Series A Preferred Unit and per Series A Parity Security shall in all cases bear to each other the same ratio that accrued and accumulated distributions per Series A Preferred Unit and per Series A Parity Security bear to each other.

(iii) Each Series A Preferred Unit will have the right to share in any special distributions by the Partnership of cash, securities or other property Pro Rata with the Common Units, on an as-converted basis, provided that special distributions shall not include regular quarterly distributions paid in the normal course of business on the Common Units pursuant to Section 6.4. No adjustments pursuant to Section 5.11(e)(v) shall be made with respect to a special distribution referred to in this Section 5.11(b)(iii).

(iv) Notwithstanding anything in this Section 5.11 to the contrary, with respect to any Series A Preferred Unit that is converted into a Common Unit, (1) with respect to a distribution to be made to Record Holders as of the Record Date that precedes such conversion, the Record Holder of such Series A Preferred Unit as of such Record Date shall be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date, but shall not be entitled to receive such distribution in respect of such Record Date established for Record Holders of Common Units in respect of the Common Units into which such Series A Preferred Unit was converted after such Record Date, and (2) with respect to a distribution to be made to Record Holders as of any Record Date that follows such conversion, the Record Holder of the Series A Conversion

Units into which such Series A Preferred Unit was converted as of such Record Date shall be entitled to receive such distribution in respect of such Series A Conversion Units on the payment date thereof, but shall not be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date. For the avoidance of doubt, if a Series A Preferred Unit is converted into Series A Conversion Units after a Record Date but prior to the corresponding Series A Distribution Payment Date, then the Record Holder of such Series A Preferred Unit as of such Record Date shall nonetheless remain entitled to receive on the Series A Distribution Payment Date a distribution in respect of such Series A Preferred Unit pursuant to Section 5.11(b)(i) above and, until such distribution is received, Section 5.11(b)(ii) shall continue to apply.

(v) When any Series A PIK Units are payable to a Series A Preferred Unitholder pursuant to this Section 5.11 the Partnership shall issue the Series A PIK Units to such holder in accordance with Section 5.11(b)(i) (the date of issuance of such Series A PIK Units, the “Series A PIK Payment Date”). On the Series A PIK Payment Date, the Partnership shall have the option to (1) issue to such Series A Preferred Unitholder a certificate or certificates for the number of Series A PIK Units to which such Series A Preferred Unitholder shall be entitled, or (2) cause the Transfer Agent to make a notation in book entry form in the books of the Partnership, and all such Series A PIK Units shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights, except as specifically set forth in the Partnership Agreement, and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act, the Partnership Agreement or created by the holders thereof.

(vi) For purposes of maintaining Capital Accounts, if the Partnership issues one or more Series A PIK Units with respect to a Series A Preferred Unit, (1) the Partnership shall be treated as distributing cash with respect to such Series A Preferred Unit in an amount equal to the applicable Series A Issue Price of the Series A PIK Unit issued in payment of the Series A Quarterly Distribution, and (2) the holder of such Series A Preferred Unit shall be treated as having contributed to the Partnership in exchange for such newly issued Series A PIK Unit an amount of cash equal to the applicable Series A Issue Price.

(c) Voting.

(i) Except as provided in Section 5.11(c)(ii) and Section 5.11(d), the Outstanding Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units into which such Series A Preferred Units would be converted at the then-applicable Series A Conversion Rate (regardless of whether the Series A Preferred Units are then convertible), and shall vote as a single class with the holders of the Common Units on each matter with respect to which each Record Holder of a Common Unit is entitled to vote. Each reference in the Partnership Agreement to a vote of Record Holders of Common Units shall be deemed to constitute a reference to the Record Holders of Common Units and Series A Preferred Units, voting together as a single class during any period in which any Series A Preferred Units are Outstanding.

(ii) Except as provided in Section 5.11(c)(iii), notwithstanding any other provision of the Partnership Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under the Partnership Agreement, the affirmative vote of the Record Holders of the Series A Required Voting Percentage shall be required for any amendment to the Partnership Agreement or the Certificate of Limited Partnership (including by merger or otherwise or any amendment contemplated by and made in accordance with Section 5.11(d)), that is materially adverse to any of the rights, preferences and privileges of the Series A Preferred Units. Without limiting the generality of the preceding sentence, any amendment shall be deemed to have such a materially adverse impact if such amendment would:

(A) reduce the Series A Distribution Amount, change the form of payment of distributions on the Series A Preferred Units, defer the date from which distributions on the Series A Preferred Units will accrue, cancel any accrued and unpaid distributions on the Series A Preferred Units or any interest accrued thereon (including any Series A Unpaid Distributions, Series A Partial Period Distributions or Series A PIK Units), or change the seniority rights of the Series A Preferred Unitholders as to the payment of distributions in relation to the holders of any other class or series of Partnership Interests;

(B) reduce the amount payable or change the form of payment to the Record Holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the Record Holders of the Series A Preferred Units in relation to the rights of the holders of any other class or series of Partnership Interests upon the liquidation, dissolution and winding up of the Partnership; or

(C) make the Series A Preferred Units redeemable or convertible at the option of the Partnership other than as set forth herein.

(iii) Notwithstanding anything to the contrary in this Section 5.11, in no event shall the consent of the Series A Preferred Unitholders, as a separate class, be required in connection with any Series A Change of Control; provided, however, that nothing in the foregoing shall limit the voting rights of any Series A Preferred Unitholder in connection with any vote of Record Holders of Common Units and Series A Preferred Units together as a single class that may be required.

(d) Issuances of Series A Senior Securities and Series A Parity Securities.

(i) Other than issuances of Series A PIK Units, the Partnership shall not, without the affirmative vote of the Record Holders of the Series A Required Voting Percentage, issue any (a) Series A Senior Securities (or amend the provisions of any class of Partnership Interests to make such class of Partnership Interests a class of Series A Senior Securities), (b) Series A Parity Securities (or amend the provisions of any class of Partnership Interests to make such class of Partnership Interests a class of Series A Parity Securities) or (c) additional Series A Preferred Units; provided, however, that, without the consent of any holder of Outstanding Series A Preferred Units (but without prejudice to their rights to vote on an as-converted basis to the extent that the Common Units are entitled to vote on any such matter), if Series A Senior Securities with an underlying value of Common Units of less than $10 million are Outstanding, then the Partnership may issue additional Series A Parity Securities at any time or from time to time in an amount as determined by the General Partner.

(ii) Notwithstanding anything in the foregoing to the contrary, subject to Section 5.11(e)(v), the Partnership may, without any vote of the holders of Outstanding Series A Preferred Units voting as a separate class (but without prejudice to their rights to vote on an as-converted basis to the extent that the Common Units are entitled to vote on any such matter), create (by reclassification or otherwise) and issue Series A Junior Securities in an unlimited amount.

(e) Conversion.

(i) At the Option of the Series A Preferred Unitholders. At any time after the third anniversary of the Series A Initial Closing Date, the Series A Preferred Units owned by any Series A Preferred Unitholder shall be convertible, in whole or in part, at any time and from time to time upon the request of such Series A Preferred Unitholder, but not more than once per Quarter by such Series A Preferred Unitholder (inclusive of any conversion by such Series A Preferred Unitholder’s Affiliates, with each Series A Preferred Unitholder and its Affiliates being entitled to a single conversion right per Quarter), into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate at such time; provided, however, that the Partnership shall not be obligated to honor any such conversion request unless such conversion will involve an aggregate number of Series A Preferred Units with an underlying value of Common Units equal to or greater than $10 million (taking into account and including any concurrent conversion requests by any Affiliates of such Series A Preferred Unitholder) based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Conversion Notice Date (or such lesser amount to the extent such exercise covers all of the Series A Preferred Units of such Series A Preferred Unitholder and its Affiliates). Immediately upon the issuance of Series A Conversion Units as a result of any conversion of Series A Preferred Units hereunder, subject to Section 5.11(b)(iv), all rights of the Series A Converting Unitholder with respect to such Series A Preferred Units shall cease, including any further accrual of distributions, and such Series A Converting Unitholder thereafter shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any Person pursuant to this Section 5.11(e)(i) (each fractional Common Unit shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded to the next higher Common Unit)).

(ii) At the Option of the Partnership. At any time after the third anniversary of the Series A Initial Closing Date, the Partnership shall have the option, at any time and from time to time, but not more than once per Quarter, to convert all or any portion of the Series A Preferred Units then Outstanding into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate at such time. Fractional Common Units shall not be issued to any Person pursuant to this Section 5.11(e)(ii) (each fractional Common Unit shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded to the next higher Common Unit)). Notwithstanding the foregoing, in order for the Partnership to exercise such option:

(A) the Common Units must be listed for, or admitted to, trading on a National Securities Exchange;

(B) the Closing Price of the Common Units on the principal National Securities Exchange on which the Common Units are then listed for, or admitted to, trading must exceed 120% of the applicable Series A Issue Price for each of the 20 Trading Days immediately preceding the Series A Mandatory Conversion Notice Date;

(C) the average daily trading volume of the Common Units on the principal National Securities Exchange on which the Common Units are then listed for, or admitted to, trading must exceed 12,000 Common Units (as such amount may be adjusted to reflect any Unit split, combination or similar event) for each of the 20 Trading Days immediately preceding the Series A Mandatory Conversion Notice Date; and

(D) the Partnership must have an effective registration statement on file with the Commission covering resales of the underlying Common Units to be received by the applicable Series A Preferred Unitholders upon any such conversion;

provided, however, that the Partnership may only convert Series A Preferred Units pursuant to this Section 5.11(e)(ii) with an underlying value of Common Units of at least $10 million based on the Closing Price of the Common Units on the Trading Day immediately preceding the Series A Mandatory Conversion Notice Date. Any such conversion shall be allocated among the Series A Preferred Unitholders on a Pro Rata basis or on such other basis as may be agreed upon by all Series A Preferred Unitholders.

Nothing in this Section 5.11(e) is intended to limit or prevent the Partnership, on the one hand, or a Series A Preferred Unitholder, on the other hand, from electing to convert the Series A Preferred Units into Common Units in accordance with Section 5.11(e), and the non-electing party shall not have any right to convert Series A Preferred Units to the extent the electing party validly delivers to the non-electing party a valid Series A Mandatory Conversion Notice or Series A Conversion Notice, as the case may be, covering all of the Series A Preferred Units that are the subject of the applicable Series A Conversion Notice or Series A Mandatory Conversion Notice, as the case may be, prior to the Series A Conversion Date or the Series A Mandatory Conversion Notice Date, as the case may be, in respect of the applicable Series A Conversion Date or the Series A Mandatory Conversion Notice Date, as the case may be.

(iii) Conversion Notice.

(A) To convert Series A Preferred Units into Common Units pursuant to Section 5.11(e)(i), a Series A Converting Unitholder shall give written notice (a “Series A Conversion Notice” and the date such notice is received, a “Series A Conversion Notice Date”) to the Partnership stating that such Series A Preferred Unitholder elects to so convert Series A Preferred Units pursuant to Section 5.11(e)(i), the number of Series A Preferred Units to be converted and the Person to whom the applicable Series A Conversion Units should be issued.

(B) To convert Series A Preferred Units into Common Units pursuant to Section 5.11(e)(ii), the Partnership shall give written notice (a “Series A Mandatory Conversion Notice” and the date such notice is sent by the Partnership, a “Series A Mandatory Conversion Notice Date”) to each Record Holder of Series A Preferred Units stating that the Partnership elects to so convert Series A Preferred Units pursuant to Section 5.11(e)(ii), that the conditions for electing conversion have been satisfied and the number of Series A Preferred Units to be so converted. The applicable Series A Conversion Units shall be issued in the name of the Record Holder of such Series A Preferred Units.

(iv) Timing. If a Series A Conversion Notice is delivered by a Series A Preferred Unitholder to the Partnership or a Series A Mandatory Conversion Notice is delivered by the Partnership to a Series A Preferred Unitholder, each in accordance with Section 5.11(e)(iii), the Partnership shall issue the applicable Series A Conversion Units no later than five (5) Business Days after the Series A Conversion Notice Date or the Series A Mandatory Conversion Notice Date, as the case may be (any date of issuance of Common Units upon conversion of Series A Preferred Units pursuant to this Section 5.11(e) or Section 5.11(f), a “Series A Conversion Date”). On the Series A Conversion Date, the Partnership shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to electronically transmit the Series A Conversion Units issuable upon conversion to such Series A Preferred Unitholder (or designated recipient(s)), by crediting the account of the Series A Preferred Unitholder (or designated recipient(s)) through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Transfer Agent to accomplish this objective. Subject to Section 5.11(b)(iv), upon issuance of Series A Conversion Units to the Series A Converting Unitholder (or its designated recipient(s)), all rights of such Series A Converting Unitholder with respect to the converted Series A Preferred Units shall cease, and such Series A Converting Unitholder shall be treated for all purposes as the Record Holder of such Series A Conversion Units.

(v) Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, after the Series A Initial Closing Date, the Partnership (1) makes a distribution on the Common Units payable in Common Units or other Partnership Interests, (2) subdivides or splits its Outstanding Common Units into a greater number of Common Units, (3) combines or reclassifies the Common Units into a lesser number of Common Units, (4) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), (5) effects a Pro Rata repurchase of Common Units, in each case other than in connection with a Series A Change of Control (which shall be governed by Section 5.11(f), (6) issues to holders of Common Units, in their capacity as holders of Common Units, rights, options or warrants entitling them to subscribe for or purchase Common Units at less than the market value thereof, (7) distributes to holders of Common Units evidences of indebtedness, Partnership Interests (other than Common Units) or other assets (including securities, but excluding any distribution referred to in clause (1) above, any rights or warrants referred to in clause (6) above, any consideration payable in connection with a tender or exchange offer made by the Partnership or any of its Subsidiaries and any distribution of Units or any class or series, or similar Partnership Interest, of or relating to a Subsidiary or other business unit of the Partnership in the case of certain spin-off transactions described below), or (8) consummates a spin-off, where the Partnership makes a distribution to all holders of Common Units consisting of Units of any class or series, or similar equity interests of, or relating to, a Subsidiary or other business unit of the Partnership, then the Series A Conversion Rate, the Series A Redemption Price and, solely for purposes of Section 5.11(e)(ii)(B), the Series A Issue Price, in each case, in effect at the time of the Record Date for such distribution or the effective date of any such other transaction shall be proportionately adjusted: (A) in respect of clauses (1) through (4) above, so that the conversion of the Series A Preferred Units after such time shall entitle each Series A Preferred Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified, as applicable) that such Series A Preferred Unitholder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, (B) in respect of clauses (5) through (8) above, in the reasonable discretion of the General Partner to appropriately ensure that the Series A Preferred Units are convertible into an economically equivalent number of Common Units after taking into account the event described in clauses (5) through (8) above, and (C) in addition to the foregoing, in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.11(e)(v) relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, economic rights, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Units had immediately prior to such transaction or event. Notwithstanding the above, if any other terms of the Series A Preferred Units require adjustment to achieve the economic equivalence described above, such terms shall be proportionately adjusted in the manner determined in the General Partner’s reasonable discretion to take into account any such subdivision, split, combination or reclassification. An adjustment made pursuant to this Section 5.11(e)(v) shall become effective immediately after the Record Date, in the case of a distribution, and shall become effective immediately after the applicable effective date, in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(vi) No Adjustments for Certain Items. Notwithstanding any of the other provisions of this Section 5.11(e), no adjustment shall be made to the Series A Conversion Rate, the Series A Redemption Price or the Series A Issue Price pursuant to Section 5.11(e)(v) as a result of any of the following:

(A) any cash distributions made to holders of the Common Units, Subordinated Units or Series A Preferred Units;

(B) any grant of Common Units or options, warrants or rights to purchase or receive Common Units or the issuance of Common Units upon the exercise or vesting of any such options, warrants or rights in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved by the General Partner (including any long-term incentive plan);

(C) any issuance of Common Units as all or part of the consideration to effect (1) the closing of any acquisition by the Partnership or any of its Subsidiaries of assets or equity interests of a third party in an arm’s-length transaction or (2) the consummation of a merger, consolidation or other business combination of the Partnership with another entity in which the Partnership survives and the Common Units remain Outstanding, provided that any such transaction set forth in clause (1) or (2) of this Section 5.11(e)(vi)(C) is approved by the General Partner;

(D) the issuance of Common Units or Subordinated Units upon conversion of Series A Preferred Units;

(E) the issuance of Common Units upon conversion of Subordinated Units; or

(F) the issuance of Common Units upon conversion of Series A Preferred Units or Series A Parity Securities.

Notwithstanding anything in this Agreement to the contrary, (x) whenever the issuance of a Partnership Interest or other event would require an adjustment to the Series A Conversion Rate under one or more provisions of this Agreement, only one adjustment shall be made to the Series A Conversion Rate in respect of such issuance or event and (y) unless otherwise determined by the General Partner, no adjustment to the Series A Conversion Rate or the Series A Issue Price shall be made with respect to any distribution or other transaction described in Section 5.11(e)(v) if the Series A Preferred Unitholders are entitled to participate in such distribution or transaction as if they held a number of Common Units issuable upon conversion of the Series A Preferred Units immediately prior to such event at the then applicable Series A Conversion Rate, without having to convert their Series A Preferred Units.

(vii) All Common Units delivered upon conversion of the Class A Preferred Units in accordance with this Section 5.11(e) shall be (A) newly issued and (B) duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights, except as specifically set forth in the Partnership Agreement, and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement and other than restrictions on transfer under applicable securities laws.

(f) Series A Change of Control.

(i) Subject to Section 5.11(e)(ii), in the event of a Series A Cash Change of Control, the Outstanding Series A Preferred Units shall be automatically converted, without requirement of any action of the Series A Preferred Unitholders, into Common Units at the Series A COC Conversion Rate immediately prior to the closing of the applicable Series A Cash Change of Control.

(ii) Subject to Section 5.11(e)(ii), and not less than ten (10) Business Days prior to consummating a Series A Change of Control (other than a Series A Cash Change of Control), the Partnership shall provide written notice thereof to the Series A Preferred Unitholders. Subject to Section 5.11(e)(ii), if a Series A Change of Control (other than a Series A Cash Change of Control) occurs, then each Series A Preferred Unitholder, with respect to all, but not less than all, of its Series A Preferred Units, by notice given to the Partnership within ten (10) Business Days of the date the Partnership provides written notice of such Series A Change of Control described in this Section 5.11(f)(ii) shall be entitled to elect one of the following (with the understanding that any Series A Preferred Unitholder who fails to timely provide notice of its election to the Partnership shall be deemed to have elected the option set forth in clause (A) immediately below):

(A) convert all, but not less than all, of such Series A Preferred Unitholder’s Outstanding Series A Preferred Units into Common Units at the then-applicable Series A Conversion Rate;

(B) except as described below, if (i) the Partnership will not be the surviving Person upon the consummation of such Series A Change of Control or (ii) the Partnership will be the surviving Person but its Common Units will no longer be listed or admitted to trading on a National Securities Exchange, then require the Partnership to use its commercially reasonable efforts to deliver or to cause to be delivered to the Series A Preferred Unitholders, in exchange for their Series A Preferred Units upon the consummation of such Series A Change of Control, a security in the surviving Person or the parent of the surviving Person that has powers, rights, preferences and privileges substantially similar to the Series A Preferred Units, including, for the avoidance of doubt, the right to distributions equal in amount and timing to those provided in Section 5.11(b) and a conversion rate proportionately adjusted such that the conversion of such security in the surviving Person or parent of the surviving Person immediately following the consummation of such Series A Change of Control would entitle the Record Holder to the number of common securities of such Person (together with a number of common securities of equivalent value to any other assets received by holders of Common Units in such Series A Change of Control) which, if a Series A Preferred Unit had been converted into Common Units immediately prior to such Series A Change of Control, such Record Holder would have been entitled to receive immediately following such Series A Change of Control (such security in the surviving Person, a “Series A Substantially Equivalent Unit”); provided, however, that, if the Partnership is unable to deliver or cause to be delivered Series A Substantially Equivalent Units to any Series A Preferred Unitholder in connection with such Series A Change of Control, then such Series A Preferred Unitholder shall be entitled to (y) require redemption of such Series A Preferred Units in the manner contemplated by clause (D) below of this Section 5.11(f)(ii), or (z) convert the Series A Preferred Units held by such Series A Preferred Unitholder immediately prior to such Series A Change of Control into a number of Common Units at a conversion ratio equal to the quotient of (I)(a) the product of (i) 110% multiplied by (ii) the Series A Issue Price of all such Series A Preferred Units, less (b) such Series A Preferred Unitholder’s Pro Rata portion of the sum of (i) the aggregate cash distributions paid on all Series A Preferred Units on or prior to the date of such Series A Change of Control and (ii) an amount in cash equal to the aggregate Series A Quarterly Distributions paid in Series A PIK Units (based on the value of such Series A PIK Units on the applicable Series A PIK Payment Date) on or prior to the date of such Series A Change of Control, divided by (II) an amount equal to 95% of the

VWAP of the Common Units for the 30-Trading Day period ending on the Trading Date immediately before the consummation of such Series A Change of Control; provided, however, that such conversion ratio shall in no event result in a value per Series A Preferred Unit that exceeds (1) 110% of the Series A Issue Price of such Series A Preferred Units, in the case of a Series A Change of Control occurring prior to the first anniversary of the Series A Initial Closing Date; (2) 120% of the Series A Issue Price of such Series A Preferred Units, in the case of a Series A Change of Control occurring on or after the first anniversary of the Series A Initial Closing Date, but prior to the second anniversary of the Series A Initial Closing Date; and (3) 130% of the Series A Issue Price of such Series A Preferred Units, in the case of a Series A Change of Control occurring on or after the second anniversary of the Series A Initial Closing Date;

(C) if the Partnership is the surviving Person upon the consummation of such Series A Change of Control and its Common Units continue to be listed for, or admitted to, trading on a National Securities Exchange, continue to hold such Series A Preferred Unitholder’s respective Series A Preferred Units; or

(D) require the Partnership to redeem all, but not less than all, of such Series A Preferred Unitholder’s respective Series A Preferred Units at a price per Series A Preferred Unit equal to 101% of the sum of (A) the Series A Accrued Amount of such Series A Preferred Unit plus (B) any Series A Partial Period Distributions on such Series A Preferred Unit to the redemption date. At the option of the General Partner, any redemption pursuant to this clause (D) shall be paid in cash, in Common Units or in a combination thereof. If all or any portion of such redemption is to be paid in Common Units, the Common Units to be issued shall be valued at 98% of the VWAP for the 20-Trading Day period ending on the fifth Trading Day immediately preceding the consummation of such Series A Change of Control. The Partnership’s redemption obligations as set forth in this clause (D) shall (i) be subordinated to any indebtedness of the Partnership incurred in connection with such Series A Change of Control, and (ii) only be required to be paid to the extent such payment is permitted under applicable law and the terms of the Partnership’s then-outstanding indebtedness. No later than three (3) Trading Days prior to the consummation of such Series A Change of Control, the Partnership shall deliver a written notice to the Record Holders of the Series A Preferred Units stating the date on which the Series A Preferred Units will be redeemed and the Partnership’s computation of the amount of cash and/or Common Units to be received by the Record Holder upon redemption of such Series A Preferred Units. If the Partnership shall be the surviving Person upon the consummation of such Series A Change of Control, then no later than ten (10) Business Days following the consummation of such Series A Change of Control, the Partnership shall remit the applicable consideration to each Record Holder of then Outstanding Series A Preferred Units entitled to receive such consideration pursuant to this clause (D). If the Partnership will not be the surviving Person upon the consummation of such Series A Change of Control, then the Partnership shall remit the applicable consideration to such Record Holders immediately prior to the consummation of such Series A Change of Control. The Record Holders shall deliver to the Partnership Certificates representing the Series A Preferred Units, if any, as soon as practicable following such redemption. Record Holders of the Series A Preferred Units shall retain all of the rights and privileges thereof unless and until the consideration due to such Record Holders as a result of such redemption is paid in full. After any such redemption, any such redeemed Series A Preferred Unit shall no longer constitute an issued and Outstanding Limited Partner Interest.

(g) Optional Redemption.

(i) Upon not less than twenty (20) Business Days prior written notice (each, a “Series A Redemption Notice”), the Partnership may redeem the Series A Preferred Units, in whole or in part, (A) at any time after the third anniversary of the Series A Initial Closing Date and on or prior to the fourth anniversary of the Series A Initial Closing Date, at a redemption price equal to 105% of the Series A Issue Price of such Series A Preferred Units to be redeemed plus the Series A Unpaid Distributions with respect thereto plus any Series A Partial Period Distributions with respect thereto, payable wholly in cash, (B) at any time after the fourth anniversary of the Series A Initial Closing Date at a redemption price equal to 101% of the Series A Issue Price of such Series A Preferred Units to be redeemed plus the Series A Unpaid Distributions with respect thereto plus any Series A Partial Period Distributions with respect thereto, payable wholly in cash, and (C) at any time before the date this is six months after the Series A Initial Closing Date at a redemption price equal to 100% of the Series A Issue Price of such Series A Preferred Units to be redeemed plus the Series A Unpaid Distributions with respect thereto plus any Series A Partial Period Distributions with respect thereto, plus $200,000, payable wholly in cash.

(ii) The Series A Redemption Notice shall be furnished to the Series A Preferred Unitholders whose Series A Preferred Units are to be redeemed.

(iii) On and after any date fixed for redemption (each a “Series A Redemption Date”), provided that the Partnership has made available at the office of the Transfer Agent a sufficient amount of funds to effect the redemption, distributions will cease to accrue on the Series A Preferred Units called for redemption, such Series A Preferred Units shall no longer be deemed to be outstanding and all rights of the holders of such units as holders of Series A Preferred Units shall cease except the right to receive the cash deliverable upon such redemption, without interest from the Series A Redemption Date. Notice of any redemption will be irrevocable and will be provided by the Partnership not less than twenty (20) Business Days prior to the Series A Redemption Date, addressed to the respective Record Holders of the Series A Preferred Units to be redeemed at their respective addresses as they appear on the books and records of the Partnership. No failure to give such notice or any defect therein shall affect the validity of the proceedings for the redemption of any Series A Preferred Units except as to any Series A Preferred Unitholder to whom the Partnership has failed to give notice or except as to any Series A Preferred Unitholder to whom notice was defective. In addition to any information required by applicable law, such notice shall state: (1) the Series A Redemption Date; (2) the Series A Redemption Price; and (3) whether all or less than all of the Outstanding Series A Preferred Units are to be redeemed, the aggregate amount of Series A Preferred Units to be redeemed and, if less than all Series A Preferred Units held by such Series A Preferred Unitholder are to be redeemed, the number of Series A Preferred Units that will be redeemed. The notice may also require delivery of Certificates representing the Series A Preferred Units to be redeemed, if any, together with certification as to the ownership of such Series A Preferred Units. Upon the redemption of Series A Preferred Units pursuant to this Section 5.11(g), all rights of a Series A Preferred Unitholder with respect to the redeemed Series A Preferred Units shall cease, and such redeemed Series A Preferred Units shall cease to be Outstanding for all purposes of this Agreement.

(iv) If the Partnership defaults in the payment of the redemption price by failing to pay such price by the date specified in the notice of redemption, then the Series A Preferred Units that were called for redemption shall remain outstanding and continue to accumulate the Series A Distribution Amount.

(v) Upon any redemption of Series A Preferred Units pursuant to this Section 5.11(g), the Partnership shall pay the Series A Redemption Price to the applicable Series A Preferred Unitholders by wire transfer of immediately available funds to an account specified by each such Series A Preferred Unitholder in writing to the General Partner as requested in the notice of redemption.

(vi) Except as provided in Section 5.11(f)(ii)(D), no Series A Preferred Unitholder shall have the right to require the Partnership to redeem any Series A Preferred Units. Nothing in this Section 5.11(g), however, is intended to limit or prevent a Series A Preferred Unitholder from electing to convert its Series A Preferred Units into Common Units in accordance with Section 5.11(e), and the Partnership shall not have any right to redeem Series A Preferred Units from a Series A Preferred Unitholder to the extent such Series A Preferred Unitholder delivers a valid Series A Conversion Notice covering all of the Series A Preferred Units that are the subject of the applicable Series A Redemption Notice to the Partnership prior to the Series A Redemption Date in respect of the applicable Series A Redemption Notice. Except as provided in this Section 5.11(g), the Partnership shall not have the right under any provision of the Partnership Agreement at its option to redeem Series A Preferred Units.

(h) Initial Capital Account. The initial Capital Account balance with respect to each Series A Preferred Unit will be equal to the Series A Issue Price of such Series A Preferred Unit.

(i) Allocations. Notwithstanding anything to the contrary in this Agreement:

(i) The holders of Series A Preferred Units shall not be entitled to receive, except as otherwise provided in this Section 5.11(i), allocations of (1) Net Income pursuant to Section 6.1(a), (2) Net Loss pursuant to Section 6.1(b), and (3) Net Termination Gains and Net Termination Losses pursuant to Section 6.1(c).

(ii) For each taxable period, after the application of Section 6.1(b) but prior to making any allocation pursuant to another portion of Section 6.1, Net Loss shall be allocated to the holders of Series A Preferred Units, in respect of the Series A Preferred Units, Pro Rata, until the Capital Account balance in respect of each Series A Preferred Unit has been reduced to zero.

(iii) For each taxable period, after the application of Section 6.1(c)(ii)(C), or the application of Section 6.1(c)(iii)(C) but prior to making any allocation pursuant to another portion of Section 6.1, Net Termination Loss shall be allocated to the holders of Series A Preferred Units, in respect of the Series A Preferred Units, Pro Rata, until the Capital Account balance in respect of each Series A Preferred Unit has been reduced to zero.

(iv) For each taxable period, following any allocation made pursuant to Section 6.1(d) but prior to making any allocation pursuant to another portion of Section 6.1:

(A) Items of Partnership gross income shall be allocated to the holders of Series A Preferred Units, Pro Rata, until the aggregate amount of gross income allocated to each holder of Series A Preferred Units pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions (but, for the avoidance of doubt, not Series A PIK Units) made with respect to such holder’s Series A Preferred Units pursuant to Section 5.11(b) from the date such Series A Preferred Units were issued to a date 60 days after the end of the current taxable period.

(B) Items of Partnership gross income, gain and Unrealized Gain shall be allocated to the holders of Series A Preferred Units, Pro Rata, until the aggregate amount of gross income, gain and Unrealized Gain allocated to each holder of Series A Preferred Units pursuant to this Section 5.11(i)(iv)(B) for the current and all prior taxable periods is equal to the cumulative amount of all Net Losses allocated to such holder of Series A Preferred Units pursuant to Section 5.11(i)(ii) and all Net Termination Losses allocated to such holder of Series A Preferred Units pursuant to Section 5.11(i)(iii) for all previous taxable periods.

(C) If in the year of an event of any liquidation, dissolution or winding up of the Partnership under Section 12.4, either voluntary or involuntary, and after having made all other allocations provided for in Sections 5.11(i) and 6.1 for the taxable period in which such liquidation, dissolution, or winding up occurs, any holder’s Per Unit Capital Amount of each Series A Preferred Unit does not equal or exceed the Series A Liquidation Amount, then items of income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Amount (and no other allocation pursuant to this Agreement shall reverse the effect of such allocations). If in the year of such liquidation, dissolution or winding up any such holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Liquidation Amount of such Series A Preferred Units after the application of the preceding sentence, then to the extent permitted by law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedule K-1s have not been filed by the Partnership shall be reallocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Series A Preferred Unit then Outstanding is equal to the Series A Liquidation Amount (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series A Preferred Units, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d) of the Partnership Agreement, as the case may be.

7. The introductory paragraph of Section 6.1 is hereby amended and restated as follows:

Section 6.1 Allocations for Capital Account Purposes. Except as otherwise required pursuant to Section 5.11(i), for purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.4(b)) for each taxable period shall be allocated among the Partners (other than Partners holding Series A Preferred Units, in respect of such Series A Preferred Units) as provided herein below.

8. Section 6.1(d)(iii)(A) is hereby amended and restated as follows:

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4 or with respect to Series A Preferred Units) with respect to a Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit within the same taxable period (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

9. Article VI is hereby amended by adding a new Section 6.1(d)(xv) as follows:

(xv) Equalization of Capital Accounts With Respect to Privately Placed Units. Net Termination Gain or Net Termination Loss deemed recognized as a result of an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.4(d) shall first be allocated to the (A) Unitholders holding Privately Placed Units or (B) Unitholders holding Common Units, Pro Rata, as applicable, to the extent necessary to cause the Capital Account in respect of each Privately Placed Unit then Outstanding to equal the Capital Account in respect of each Common Unit (other than Privately Placed Units) then Outstanding.

10. Section 6.2(h) is hereby amended and restated as follows:

(h) If, as a result of an exercise of a Noncompensatory Option (which, for purposes hereof, shall include any conversion of Series A Preferred Units to Common Units pursuant to Section 5.11(e)), a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

11. Section 6.4(b) is hereby amended and restated as follows:

(b) After the Subordination Period. Subject to Section 5.11(b) and except as otherwise contemplated by Section 5.5(b) in respect of additional Partnership Interests issued pursuant thereto, Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows:

(i) First, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, 15% to the holders of the Incentive Distribution Rights, Pro Rata, and 85% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, 25% to the holders of the Incentive Distribution Rights, Pro Rata, and 75% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, 50% to the holders of the Incentive Distribution Rights, Pro Rata, and 50% to all Unitholders holding Common Units, Pro Rata;

provided, however, that if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

12. Section 6.5 is hereby amended and restated as follows:

Section 6.5 Distributions of Available Cash from Capital Surplus. Subject to Section 5.11(b) and unless the provisions of Section 6.3(a) require otherwise, Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed to the Unitholders holding Common Units, Pro Rata, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

13. Article VI is hereby amended to add a new Section 6.10 implementing certain special provisions concerning the Series A Preferred Units.

Section 6.10 Special Provisions Relating to Series A Preferred Units.

(a) Subject to any applicable transfer restrictions in Section 4.8 or Section 4.11, the holder of a Series A Preferred Unit or a Series A Conversion Unit shall provide notice to the Partnership of the transfer of any such Series A Preferred Unit or Series A Conversion Unit, as applicable, by the earlier of (i) 30 days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless, with respect to a transfer of a Series A Conversion Unit, by virtue of the application of Section 5.4(d), the Partnership has previously determined, based on the advice of counsel, that the transferred Series A Conversion Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.10, the Partnership shall take whatever steps are required to provide economic uniformity to the Series A Conversion Unit in preparation for a transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances, among the Partners in accordance with Section 5.4(d) and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Series A Preferred Units or Series A Conversion Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

(b) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units (i) shall (A) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (B) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (ii) shall not (A) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.11 or (B) be entitled to any distributions other than as provided in Section 5.11 and Article VI.

14. Section 9.3 is hereby amended and restated as follows:

Section 9.3 Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the Tax Matters Partner or Partnership Representative if the Partnership has either (a) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (b) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available.

With respect to tax returns filed for taxable years beginning on or after December 31, 2017, the General Partner (or its designee) will be designated as the “partnership representative” in accordance with the rules prescribed pursuant to Section 6223 of the Code (the “Partnership Representative”) and shall have the sole authority to act on behalf of the Partnership in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. The General Partner (or its designee) shall exercise, in its sole discretion, any and all authority of the Partnership Representative under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code. The General Partner shall amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations implementing the partnership audit, assessment and collection rules adopted by the Bipartisan Budget Act of 2015, including any amendments to those rules.

B. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

C. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

D. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

CYPRESS ENERGY PARTNERS GP, LLC

By:	/s/ Peter C. Boylan, III
Name:	Peter C. Boylan, III
Title:	Chairman and Chief Executive Officer

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